Exhibit 4.4

Hexcel Corporation 2013 Incentive Stock Plan

HEXCEL CORPORATION

2013 INCENTIVE STOCK PLAN

Purpose

The Plan is intended to attract, motivate and retain Employees, Directors and consultants of the Company, and to provide them with incentives to pursue the long-term profitability and success of the Company.

Definitions

“Award” means a grant pursuant to the Plan in the form of a Stock Appreciation Right, Stock Option, Other Stock-Based Award or Qualified Performance-Based Award.

“Award Agreement” means a written agreement setting forth the terms and conditions of an Award made under the Plan.

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance thereunder.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer the Plan.

“Common Stock” means the common stock of the Corporation, par value $0.01, or any other security into which such common stock shall be changed as contemplated by the adjustment provisions of Section X of the Plan.

“Company” means the Corporation together with all of the Subsidiaries.

“Corporation” means Hexcel Corporation, a Delaware corporation.

“Covered Employee” means a Participant who is an executive officer of the Corporation within the meaning of Rule 3b-7 promulgated under the Exchange Act.

“DGCL” means the Delaware General Corporation Law, as in effect from time to time.

“Director” means a member of the Board.

“Effective Date” means the first date that the stockholders of the Corporation approve the Plan in a manner that satisfies the requirements of the DGCL and the rules of the New York Stock Exchange.

“Employee” means an employee of the Company.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination, (i) the closing sales price on the date of determination or, if not so reported for such day, the immediately preceding business day, of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the closing bid price on the date of determination or, if not so reported for such day, on the immediately preceding business day as reported on The NASDAQ Stock Market or (iii) if not so reported, as furnished by any member of the Financial Industry Regulatory Authority, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion.

“Grant Date” means, with respect to any Award, the date on which the Committee completes the corporate action necessary to create a legally binding obligation on the Corporation constituting the Award, or such future date on which the grant is to be effective as provided by the Committee at the time of the corporate action.

“ISO” means any Stock Option, or portion thereof, awarded to a Participant pursuant to the Plan that is designated by the Committee as an incentive stock option and also meets the applicable requirements of an incentive stock option pursuant to Section 422 of the Code.

“Other Stock-Based Award” has the meaning assigned to such term in Section VI(b).

“Participant” means an Employee, Director or consultant to whom one or more Awards have been granted pursuant to the Plan that have not been fully settled, cancelled or terminated or that are otherwise are no longer outstanding, such Person’s authorized transferees, and, following the death of such Person, his or her successors, heirs, executors, and administrators, as the case may be.

“Performance-Based Award” means (i) a Qualified Performance-Based Award or (ii) an Other Stock-Based Award subject to performance-based conditions.

“Performance Goals” means objective measures of performance based on one or more criteria established by the Committee that must be met during a Performance Period as a condition to vesting or payment of a Qualified Performance-Based Award. Such criteria may relate to the performance of the Corporation, a Subsidiary, any subsection of the Company’s business or any combination thereof and may be expressed as an amount or as an increase or decrease over a specified period or a relative comparison of performance to the performance of a peer group of entities or other external measure, of the selected performance criteria, and shall be based on one or more of the following: earnings, cash flow, customer satisfaction, safety, revenues, financial return ratios, market performance, productivity, costs, shareholder return and/or value, operating profits (including earnings before any or all of interest, taxes, depreciation and amortization), net profits, earnings per share, profit returns or margins, stock price and working capital (or elements thereof).

In determining attainment of a Performance Goal (A) the Committee shall exclude the negative impact of unusual, non-recurring or extraordinary items attributable to (1) acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or adopted by the Corporation or the Subsidiaries after the goal is established, (3) restructuring activities, (4) disposal of a segment of a business, (5) discontinued operations, (6) the refinancing or repurchase of bank loans or debt securities,

(7) unbudgeted capital expenditures, (8) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (9) conversion of some or all of convertible securities to common stock and (10) any business interruption event; and (B) the Committee may determine within ninety (90) days after the start of a Performance Period to exclude such other items, each determined according to Generally Accepted Accounting Principles (to the extent applicable) as identified in the Company’s accounts, financial statements, notes thereto, or management discussion and analysis as may be permitted by Section 162(m) of the Code.

“Performance Period” means, (i) with respect to any Qualified Performance-Based Award, the period of time over which attainment of the applicable Performance Goals is measured and (ii) with respect to any Other Stock-Based Award subject to performance-based conditions, the period of time over which attainment of such performance-based conditions is measured. Performance Periods may be overlapping.

“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

“Plan” means this Hexcel Corporation 2013 Incentive Stock Plan, as it may be amended from time to time.

“Qualified Performance-Based Award” means an award granted to a Covered Employee pursuant to Section VI(c), the payment of which is conditioned upon the attainment of one or more Performance Goals, which is intended to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means a right granted to a Participant pursuant to Section VI(a) of the Plan to receive an amount of cash, or shares of Common Stock with a Fair Market Value, or both, equal to the increase in the Fair Market Value of a specified number of shares of Common Stock between the Grant Date of the right and the date on which it is exercised.

“Stock Option” means a right granted pursuant to Section VI(a) of the Plan to purchase a specified number of shares of Common Stock at a specified exercise price per share of Common Stock.

“Subsidiary” means any “subsidiary” of the Corporation within the meaning of Rule 405 under the Securities Act.

Eligibility

All Employees, Directors and consultants of the Company are eligible to be selected by the Committee to receive an Award pursuant to the Plan.

Plan Administration

The Plan shall be administered by the Committee, which shall consist of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 under Section 16 of the Exchange Act), an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of any applicable stock exchange listing rules or similar regulatory authority. The Committee shall periodically make determinations with respect to the participation of Employees, Directors and consultants in the Plan and the terms of Awards, including but not limited to amount, type, vesting schedule, exercise price, term, treatment upon termination of employment or other service relationship of the Participant, form of payment, Performance Goals, performance conditions, and such other terms and conditions as the Committee deems appropriate, in each case which shall be contained in an Award Agreement with respect to the Award; provided, that, Awards that vest based upon the lapse of time shall vest over a period of at least three (3) years, and the Performance Period for Performance-Based Awards shall be at least one (1) year, but, in each case, the Committee may make exceptions for death, disability, new hires, promotions, retirement, change in control, and other special circumstances.

The Committee shall have full discretionary authority to interpret and construe the provisions of the Plan and any Award Agreement and to make determinations pursuant to any Plan provision or Award Agreement. The Committee shall have the authority, in its discretion, to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign laws. For purposes of clarity, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants and all other Persons. All decisions, determinations and interpretations of the Committee pursuant to the Plan shall be final, binding and conclusive on all Participants and all other Persons.

On or after the Grant Date of an Award, the Committee may (i) accelerate the date on which such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment or other service relationship during which such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of such Award, (iv) provide for the payment of dividends or dividend equivalents with respect to such Award or (v) permit the transferability of such Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code. Notwithstanding anything herein to the contrary, any repricing of a Stock Option or cash tender by the Corporation for a Stock Option shall require the approval of the stockholders of the Corporation.

The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such Participant is employed by or provides services to a Person that is a Subsidiary and such Person ceases to be a Subsidiary, unless the Committee determines otherwise. The Committee may, without limitation and in its discretion, in connection with any such determination, take any action permitted under Section IV(c) upon or after such cessation, subject to such terms and conditions as the Committee shall specify. The employment of a Participant with the Company shall not be deemed to have terminated for any purpose of the Plan if such Participant is employed by the Corporation or a Subsidiary, and such Participant’s employment is subsequently transferred among the Corporation and the Subsidiaries, unless and to the extent the Committee specifies otherwise in writing in the Award Agreement or otherwise.

All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee to any subcommittee thereof. In addition, the Committee may from time to time authorize a subcommittee consisting of one or more Directors (including Directors who are Employees) or Employees to grant Awards, subject to such restrictions and limitations as the Committee may specify and to the requirements of DGCL Section 157.

To the extent, and in the manner, provided by the Corporation’s Certificate of Incorporation, as it may be amended from time to time, each member of the Committee, and each Director to whom any duty or power relating to the administration or interpretation of the Plan has been delegated pursuant to Section IV(e), shall not be liable for, and shall be entitled to indemnification and advancement of expenses in respect of, any action, omission, or determination relating to the Plan. To the extent permitted by applicable law, including without limitation the DGCL, each non-Director Employee to whom any duty or power relating to the administration or interpretation of the Plan has been delegated pursuant to Section IV(e) shall not be liable for, and shall be entitled to indemnification and advancement of expenses in respect of, any action, omission or determination relating to the Plan, in the same manner and to the same extent as the members of the Committee and Directors.

Stock Subject to Awards under the Plan, Share Counting Rules and Certain Limitations on Awards

Stock Subject to the Plan.

The capital stock subject to Awards under the Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock. Subject to adjustment in accordance with the provisions of Section X, and subject to Section V(a)(ii) below, the maximum number of shares of Common Stock that shall be available for grant pursuant to Awards under the Plan shall be 3,805,000 in the aggregate.

The following categories of shares of Common Stock shall again be available for grant pursuant to Awards under the Plan, in addition to shares available for grant under paragraph (a)(i) of this Section V: (A) shares related to Awards that are cancelled, forfeited, paid in cash, expire unexercised or terminate for any reason without the issuance of shares of Common Stock, and the number of shares that are not actually paid pursuant Performance-Based Awards that are earned at less than their maximum performance levels and (B) shares related to awards granted under the Hexcel Corporation 2003 Incentive Stock Plan, As Amended and Restated May 7, 2009 (the “2003 Plan”), that are cancelled, forfeited, paid in cash, expire unexercised or terminate for any reason without the issuance of shares of Common Stock, and the number of shares that are not actually paid pursuant to performance-based awards granted under the 2003 Plan that are earned at less than their maximum performance levels. The following categories of shares of Common Stock shall not be available for grant pursuant to Awards under the Plan: (1) shares tendered or withheld in payment of the exercise price of Stock Options, (2) shares withheld by the Corporation to satisfy a Participant’s tax withholding obligation and (3) shares repurchased by the Corporation using the proceeds from the exercise of Stock Options.

Subject to adjustment in accordance with the provisions of Section X, the maximum number of shares of Common Stock that may be subject to Awards granted under the Plan that are intended to be ISOs shall not exceed 400,000 shares of Common Stock in the aggregate.

No more than fifty percent (50%) of the shares of Common Stock available for grant pursuant to Awards under the Plan shall be granted pursuant to Awards other than Stock Options and Stock Appreciation Rights. For purposes of this limitation only, with respect to a Performance-Based Award, the number of shares of Common Stock deemed to be granted shall be that number of shares that would ultimately be issued if the target level of the applicable performance condition or Performance Goal is achieved.

Assumption, Replacement, Conversion and Adjustment. In the context of a corporate acquisition or merger, the Committee may grant Awards pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards of an entity other than the Corporation. Unless otherwise required by the listing rules of any securities exchange on which shares of Common Stock are traded, Common Stock covered by Awards granted pursuant to this Section V(b) shall not count against the number of shares available for issuance pursuant to Section V(a).

Individual Award Limits. Subject to adjustment as provided in Section X:

(i) the maximum number of shares of Common Stock that may be covered by Stock Options or Stock Appreciation Rights that are granted to any Covered Employee in any calendar year is equal to the maximum number of shares specified in Section V(a);

the maximum number of shares of Common Stock that may be covered by Qualified Performance-Based Awards that are granted to any Covered Employee in any calendar year is equal to 345,000 shares; and

the maximum number of shares of Common Stock that may be covered by Awards that are granted to any Director who is not an Employee in any calendar year is equal to 20,000 shares.

Awards Under The Plan

The Committee may from time to time grant Awards to Participants, subject to the following terms and conditions:

Stock Options and Stock Appreciation Rights.

Terms and Conditions. The exercise price per share of Common Stock covered by any Stock Option or Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date of the Stock Option or Stock Appreciation Right. Each Stock Option and Stock Appreciation Right shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the Grant Date of such Stock Option or Stock Appreciation Right and set forth in the applicable Award Agreement; provided, however, that no Stock Option or Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the Grant Date of such Stock Option or Stock Appreciation Right; and, provided, further, that each Stock Option and Stock Appreciation Right shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the applicable Award Agreement. Each Stock Option and Stock Appreciation Right may be exercised in whole or in part. The partial exercise of a Stock Option or Stock Appreciation Right shall have no impact on the remaining portion thereof. A Stock Option or Stock Appreciation Right shall be exercised by such methods and procedures as the Committee determines from time to time. The exercise price of shares of Common Stock purchased upon exercise of Stock Options may be paid in any manner determined by the Committee from time to time, including without limitation through net physical settlement or other method of cashless exercise.

Additional Terms for ISOs. Each Stock Option that is intended to qualify as an ISO shall be designated as such in the applicable Award Agreement, and if the applicable Award Agreement does not include any such designation, the Stock Option shall be deemed to be a non-qualified Stock Option. ISOs may only be granted to Persons who are Employees. The aggregate Fair Market Value (determined as of the Grant Date of the ISOs) of the number of shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company shall not exceed $100,000, or such other maximum amount as is then applicable under Section 422 of the Code. Any Stock Option or a portion thereof that is designated as an ISO that for any reason fails to meet the requirements of an ISO shall be treated hereunder as a non-qualified Stock Option. No ISO may be granted to a Person who, at the time of the proposed grant, owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of common stock of the Company unless (i) the exercise price per share of Common Stock subject to such ISO is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such ISO is granted and (ii) such ISO is not exercisable after the expiration of five (5) years from its Grant Date.

Other Stock-Based Awards. The Committee may grant equity-based or equity-related awards other than Stock Options, Stock Appreciation Rights or Qualified Performance-Based Awards in such amounts and subject to such terms and conditions as the Committee shall determine (each such award an “Other Stock-Based Award”). Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (a) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (b) be subject to performance-based and/or service-based conditions, (c) be in the form of phantom stock, restricted stock units, deferred share units or share-denominated performance units and (d) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award.

Qualified Performance-Based Awards. A Qualified Performance-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award. The amount payable with respect to any Qualified Performance-Based Award shall be determined in any manner permitted by Section 162(m) of the Code. Unless otherwise specified in the Award Agreement for a Qualified Performance-Based Award, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to the Qualified Performance-Based Award, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the objective level of achievement of the applicable Performance Goals. For purposes of clarity, the Committee may exercise the discretion provided by the foregoing sentence in a non-uniform manner among Participants. Within ninety (90) days after the beginning of a Performance Period with respect to any Qualified Performance-Based Award, and in any case before twenty-five percent (25%) of the Performance Period has elapsed, the Committee shall establish the Performance Goals for such Performance Period. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Qualified Performance-Based Awards in a way that disqualifies them as “qualified performance-based compensation” under Section 162(m) of the Code.

Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement setting forth the terms and conditions of the Award.

Other Terms and Conditions

Transferability; Transfers Upon Death. Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may at any time permit in its discretion Awards to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised by the Participant’s designated authorized person or permitted transferee, provided that such authorized person or permitted transferee has been designated prior to the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such effective designation, such Awards may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer of any Award or the right to exercise any Award, whether by will, the laws of descent and distribution, or to any permitted transferee or authorized person, shall be effective to bind the Corporation unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

Termination of Employment or Other Relationship. The Committee shall determine the consequences with respect to each Award in the event of the retirement, disability, death or other termination of a Participant’s employment or other relationship with the Company.

No Obligation to Exercise. The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award until the date that such shares are issued on the books and records of the Corporation. For the avoidance of doubt, for purposes of the foregoing sentence the right to receive dividend equivalents with respect to an Award shall not be considered a right as a stockholder with respect to the shares of Common Stock covered by such Award.

Dividend Equivalents. In the event that the Committee provides for the accrual of dividend equivalents with respect to an Award, such dividend equivalents shall be subject to the same terms and conditions as, and shall in no event be paid prior to the vesting of, the Award to which they relate.

Withholding. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment.

Securities Matters. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to cause to be issued any shares of Common Stock pursuant to the Plan, including upon the exercise of any Stock Option granted hereunder, unless and until the Corporation is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates representing such shares bear such legends, as the Committee deems necessary or desirable. The Corporation may, in its sole discretion, defer the effectiveness of an exercise of a Stock Option hereunder or the issuance of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal, state, local or foreign securities laws. The Corporation shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of a Stock Option or the issuance of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of a Stock Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto. Notwithstanding the foregoing, the Corporation shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state, local or foreign laws.

Expenses and Receipts. The expenses of the Plan shall be paid by the Company. Any proceeds received by the Corporation in connection with any Award will be used for general corporate purposes.

Termination, Modification and Amendments

The Committee may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that no amendments to the Plan which require stockholder approval under applicable law, rule, regulation or stock exchange listing requirement shall become effective unless the same shall be approved by the requisite vote of the Corporation’s stockholders.

No termination, modification or amendment of the Plan may adversely affect the rights conferred by a previously granted Award without the consent of the recipient thereof.

Adjustment Upon Certain Changes

Subject to any action by the stockholders of the Corporation required by law, applicable tax rules or the rules of any exchange on which shares of Common Stock (or any other common stock of the Corporation) are listed for trading:

Shares Available for Grants. In the event of any change in the number or type of shares of Common Stock (or any other common stock of the Corporation) outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, or any change in the type and number of shares of Common Stock (or any other common stock of the Corporation) outstanding by reason of any other event or transaction, the Committee shall make equitable adjustments in the type of shares and in the limitations on the number of shares with respect to which the Committee may grant Awards as described in Section V.

Increase or Decrease in Issued Shares Without Consideration. In the event of any increase or decrease in the number or type of issued shares of Common Stock (or any common stock of the Corporation) resulting from a subdivision or consolidation of shares of Common Stock (or any other common stock of the Corporation) or the payment of a stock dividend (but only on the shares of Common Stock or other common stock of the Corporation), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall equitably adjust the type or number of shares subject to each outstanding Award and the exercise price per share, if any, of shares subject to each such Award.

Certain Mergers. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee shall appropriately adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Corporation, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis) or (iii) a merger, consolidation or similar transaction involving the Corporation in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, in its sole discretion, have the power to:

(A) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee, of such share of Common Stock, provided that with respect to the shares of Common Stock subject to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (1) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (2) the exercise price of a share of Common Stock subject to such Stock Option or Stock Appreciation Right; or

(B) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction, and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price per share, if any, of stock subject to the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

Other Changes. In the event of any change in the capitalization of the Corporation or corporate change other than those specifically referred to in subsections (b), (c) or (d) of this Section X, including without limitation, any extraordinary cash dividend, spin-off, split-off, sale of a Subsidiary or business unit, or similar transaction, the Committee may make such adjustments in the issuer, number and type of shares subject to Awards outstanding on the date on which such change occurs, such as, for example, a substitution of Awards, and in such other terms of such Award as the Committee may consider appropriate.

Committee Discretion; No Other Rights. The Committee shall exercise the discretion granted to it pursuant to this Section X in a manner necessary to preserve the intended benefits of the Plan for the Corporation and the Participants. Except as expressly provided in the Plan, no Participant or other Person shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Corporation or any other corporation. Except as expressly provided in the Plan, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

Construction. Nothing in clauses (c), (d) or (e) of this Section X shall be deemed to supersede any provision of an Award that provides for accelerated vesting, termination, or other consequence in connection with any event or change to which such clauses apply.

Savings Clause. No provision of this Section X shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

No Special Employment Rights

No Person shall have any claim or right pursuant to this Plan to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any other relationship with, the Corporation or a Subsidiary. The Corporation and each Subsidiary expressly reserves the right at any time to terminate a Participant’s employment or other service relationship and to increase or decrease the compensation of a Participant from the rate in existence at the time of grant of any Award.

Governing Law

To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to its principles of conflicts of law.

Savings Clauses

In General. The Plan is intended to comply in all aspects with applicable laws and regulations. In case any one or more of the provisions of the Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Plan to be construed in compliance with all applicable laws so as to foster the intent of the Plan.

Section 409A of the Code.

To the extent applicable, it is intended that the Plan and the Awards granted hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, the Plan and the Awards granted hereunder shall be interpreted and administered to be in compliance therewith or exempt therefrom and if any provision of the Plan or any term or condition of any Award would frustrate or conflict with this intent, then the provision, term or condition will be interpreted and deemed amended so as to avoid the frustration or conflict.

Notwithstanding anything herein or in any Award Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan to a Participant during the six-month period immediately following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier than the end of such six-month period, the first business day after the date of the Participant’s death).

Effective Date and Termination

The Plan shall be effective on the Effective Date. The Plan shall terminate on the tenth (10th) anniversary of the date of the latest stockholder approval of the Plan, including without limitation any stockholder approval of an amendment to the Plan to increase the number of shares of Common Stock that may be granted hereunder. No Awards shall be granted after the termination of the Plan, but all Awards outstanding under the Plan at the time of termination shall remain outstanding pursuant to the terms thereof.

Following the Effective Date, no further awards will be granted under the 2003 Plan. For purposes of clarity, shares of Common Stock related to all awards granted under the 2003 Plan prior to the Effective Date are acknowledged and affirmed as having been properly authorized and validly granted under the 2003 Plan.

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